UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2011

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA  98101-1693
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Election of Certain Officers; Compensatory Arrangements of Certain Officers

      On November 17, 2011, the Federal Home Loan Bank of Seattle (the “Seattle Bank”) announced that the following member and independent directors have been elected to its Board of Directors ("Board"). The Board is constituted of member and independent directors, as discussed below and in "Part III. Item 10. Directors, Executive Officers and Corporate Governance" in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2011.

Incumbent Gordon Zimmerman, president and a director of Community Bank, Inc., in Ronan, Montana, ran unopposed for the Montana member director position on the Seattle Bank's Board. Mr. Zimmerman was elected to a four-year term, commencing January 1, 2012 and ending December 31, 2015.

In the at-large election, the participating members of the Seattle Bank elected incumbent nonmember independent director, Marianne M. Emerson, chief information officer of the Seattle Housing Authority, in Seattle, Washington, to a new four-year term as a public interest director on the Seattle Bank's Board, commencing January 1, 2012 and ending December 31, 2015. In addition, participating members of the Seattle Bank elected Michael McGowan, chairman and chief executive officer of Daniel Capital Management in Missoula, Montana, to a four-year term as an independent director on the Seattle Board, commencing January 1, 2012 and ending December 31, 2015. Mr. McGowan previously served on the Seattle Bank's Board in 2007 and 2008.

At the time of this filing, none of the elected directors has been named to serve on any committee of the Board for 2012. Mr. Zimmerman and Ms. Emerson currently serve on the Seattle Bank's Board. Mr. Zimmerman currently serves as the chair of the Seattle Bank's Audit and Compliance Committee and also serves on the Executive and Risk Committees of the Board. Ms. Emerson currently serves on the Financial Operations and Affordable Housing, Governance, Budget and Compensation, and Regulatory Oversight Committees of the Board.

Item 5.07    Submission of Matters to a Vote of Security Holders

The Seattle Bank's 2011 director elections were conducted by mail. No in-person meeting of the members was held. The director elections, which concluded on November 10, 2011, took place in accordance with Federal Housing Finance Agency regulations, by direct vote of the Seattle Bank's eligible security holders. For each open seat, eligible security holders were given the opportunity to cast their votes in favor of a candidate running for an open seat. Security holders did not have the option to cast a vote against a particular candidate, or to cast a "withholding" or "abstaining" vote.

Institutions eligible to vote in the 2011 Montana member director election nominated one candidate for the Montana member director position to be filled in the 2011 Montana member director election. The candidate, incumbent Gordon Zimmerman, was elected by default, to the Montana member director position as no other candidate ran for the election.

In the at-large election to fill two open nonmember independent director positions that concluded on November 10, 2011, two candidates were nominated to run for those positions. Of the 351 institutions eligible to cast 2,249,991 votes for each position, 133 participated, casting 907,760 votes. Marianne M. Emerson and Michael McGowan were elected to the two independent director positions. To be elected as an independent director, each candidate needed to receive at least 20% of the total number of eligible votes, and this threshold was passed by both elected candidates.

The following table summarizes the number and percentage of votes that each candidate received in the at-large election for the two open independent director positions.

Name	Position	Votes	Percentage
Marianne M. Emerson (elected - public interest director)	Chief Information Officer, Seattle Housing Authority, Seattle, WA	883,233	39.3%

Michael McGowan (elected - independent)	Chairman and Chief Executive Officer, Daniel Capital Management, Missoula, MT	888,818	39.5%

The Seattle Bank's Board comprises financial service, business, and community leaders from across the Seattle Bank's district. In 2012, the Seattle Bank's Board will include 14 directors: eight member directors and six independent directors. Two of the independent directors have been designated as public interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.

•
Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

•
Public interest directors are required to have at least four years of experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

Directors generally serve four-year terms, which are staggered to help ensure continuity in corporate governance. Some directors may serve shorter terms so that approximately one-fourth of the terms will expire each year.

Item 7.01    Regulation FD Disclosure

Attached as Exhibit 99.1 to this Current Report on Form 8-K is a copy of the press release dated November 17, 2011, regarding the director election. The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
	99.1	Press Release dated November 17, 2011, issued by the Federal Home Loan Bank of Seattle

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: November 17, 2011	By: /s/ Christina J. Gehrke
Senior Vice President, Chief Accounting and Administrative Officer

Exhibit Index
(d)	Exhibit No.	Description
	99.1	Press Release dated November 17, 2011, issued by the Federal Home Loan Bank of Seattle